EXHIBIT 4.13

NanoSignal Corp.
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3960 Howard Hughes Parkway
Suite 560
Las Vegas, NV 89109

                                                               February 17, 2004

Re:      S-8 Payment under terms of Written
         Contract - Director and President

Dear Dr. Lawrence Madoff:

This shall confirm our agreement to issue to you S-8 shares under the terms of your written employment contract with the Company for all services rendered and which are due for the months January 2004 through March 2004 in your capacity as President and Director.

The compensation due is equivalent to FOUR HUNDRED THOUSAND (400,000) shares of common stock to be issued to

                               Dr. Lawrence Madoff

Please confirm your acceptance of these terms below as indicated. Your telefax copy should be sent to us with the original signed copy delivered to our corporate offices at your earliest convenience.


Very truly yours,

ANNALIE GALICIA

By: /s/ Annalie Galacia
    Annalie Galicia, Secretary-Treasurer

AG:jd


Accepted and Agreed to

Dr. LAWRENCE MADOFF

By: /s/ Dr. Lawrence Madoff                Dated: February 17, 2004
    Dr. Lawrence Madoff